EXECUTION

AMENDMENT NO. 3 TO CREDIT AGREEMENT

AMENDMENT NO. 3 TO CREDIT AGREEMENT (this “Amendment”), is dated as of September 30, 2010 (the “Amendment Effective Date”), by and among LIONBRIDGE TECHNOLOGIES, INC., a Delaware corporation (the “Company”); Lionbridge International Finance Limited, a company formed under the laws of Ireland (the “Foreign Borrower”, and, together with the Company, the “Borrowers”); the Foreign Guarantors from time to time parties to the Credit Agreement referred to below (collectively, the “Foreign Guarantors”); the US Guarantors from time to time parties to the Credit Agreement referred to below (collectively, the “US Guarantors”); and HSBC BANK USA, N.A., as the lender (in such capacity, the “Lender”), as administrative agent (in such capacity, the “Agent”) and as sole lead arranger and sole book runner (“HSBC”).

RECITALS

WHEREAS, the Borrowers, the US Guarantors, the Foreign Guarantors, the Lender and the Agent are parties to that certain Credit Agreement, dated as of December 21, 2006, as amended by that certain Amendment and Joinder Agreement, dated January 22, 2007, as further amended by that certain Amendment and Joinder Agreement to Credit Agreement, dated October 30, 2009 (as the same may be further amended from time to time, the “Credit Agreement”);

WHEREAS, immediately prior to the Amendment Effective Date, all of the then-existing “Lender” parties under the Credit Agreement other than HSBC sold and assigned to HSBC, and HSBC purchased and assumed, all such transferring lenders’ rights and obligations under the Credit Agreement pursuant to Assignment Agreements substantially in the form of Schedule 9.6(c) of the Credit Agreement, and, as a result of such assignments, HSBC is now the sole Lender under the Credit Agreement; and

WHEREAS, the Borrowers have requested, and HSBC, as the sole remaining Lender has agreed to, certain amendments to the Credit Agreement to, among other things, extend the maturity date, to change the pricing, and to change certain financial covenants.

NOW, THEREFORE, in consideration of the foregoing, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	General.

1.1. Capitalized terms used herein without definition shall have the meanings ascribed such terms in the Credit Agreement.

1.2. HSBC, as the sole Lender under the Credit Agreement, confirms that its aggregate Commitment under the Credit Agreement is $50,000,000 as of the Amendment Effective Date.

2. Amendments to Section 1 of the Credit Agreement.

2.1 Section 1.1 of the Credit Agreement is hereby amended as follows:

2.1.1 by (i) deleting the table set forth in the definition of “Applicable Percentage” in its entirety, and (ii) replacing it with the following:

		LIBOR Rate Margin
		for Revolving Loans	Alternate Base Rate
	Leverage	and Letter of	Margin for
“Level	Ratio	Credit Fee	Revolving Loans	Commitment Fee
I	> 2.50 to 1.00	2.50%	0.00%	0.500%

II	> 1.50 to 1.00 but	2.25%	0.00%	0.500%

	? 2.50 to 1.00

III	> 1.00 to 1.00 but	2.00%	0.00%	0.500%

	? 1.50 to 1.00

IV	? 1.00 to 1.00	1.75%	0.00%	0.375%

2.1.2 by adding the following words immediately following the phrase “foreign exchange charges” in clause (b)(vi) of the definition of “Consolidated EBITDA”:

“and up to $2,500,000 of realized foreign exchange charges related to hedging arrangements”

2.1.3 by inserting, immediately after clause (b)(xi) of the definition of “Consolidated EBITDA”, the following new subclauses (xii) and (xiii):

“, (xii) for the fiscal quarters ended December 31, 2009 through June 30, 2010, non-recurring restructuring charges not to exceed $4,719,000 in the aggregate, and (xiii) for the fiscal quarters ending September 30, 2010 through March 31, 2012, non-recurring restructuring charges, approved by the Administrative Agent, not to exceed $6,000,000 in the aggregate.”

2.1.4 by inserting, immediately prior to the “.” at the end of clause (c) of the definition of “Consolidated EBITDA”, the following clause:

“; provided, however, that the restructuring charges permitted to be added back pursuant to clause (b)(xii)-(xiii) hereof shall not be subtracted pursuant to this clause (c) regardless of whether such charges are non-cash charges that become cash charges”

2.1.5 by deleting the definition of “Co-Syndication Agents” in its entirety.

2.1.6 by (i) deleting the definition of “Lender” in its entirety, and (ii) replacing it with the following:

““Lender” shall mean HSBC and any successor and/or assignee in such capacity and shall include the Issuing Lender and the Swingline Lender.”

2.1.7 by adding the following phrase immediately following the reference to “$10,000,000” in clause (i) of the second sentence of the definition of “Permitted Acquisition”:

“either in cash on the Company’s balance sheet or”

2.1.8 by (i) deleting the reference to “$10,000,000 in any twelve month period” in clause (ii)(A) of the second sentence of the definition of “Permitted Acquisition”, and (ii) replacing it with the following:

“$20,000,000 in any single transaction”

2.1.9 by (i) deleting the reference to “$25,000,000” in clause (ii)(B) of the second sentence of the definition of “Permitted Acquisition”, and (ii) replacing it with “$30,000,000”.

2.1.10 by (i) deleting the reference to “3.0:1.0” in clause (iii) of the second sentence of the definition of “Permitted Acquisition”, and (ii) replacing it with the following: “2.5:1.0”.

2.1.11 by replacing existing Schedule 1.1-2 in the definition of “Permitted Liens” with new Schedule 1.1-2 attached hereto as Exhibit I and deeming the Liens listed thereon as existing as of the Closing Date, solely for the purposes of clause (i) of the definition of “Permitted Liens”.

2.1.12 by (i) deleting the reference to “December 21, 2011” in the definition of “Revolving Commitment Termination Date”, and (ii) replacing it with the following: “September 30, 2014”.

2.2 Section 1.3 of the Credit Agreement is hereby amended by inserting the following immediately prior to the “.” at the end of the first paragraph thereof:

“and, provided further that (and notwithstanding anything to the contrary contained herein), unless the Company gives notice to the Administrative Agent that the Company has elected to proceed  in accordance with the immediately prior proviso, the definitions of Consolidated EBITDA, Consolidated Interest Expense and Indebtedness and all provisions of Section 5.9,  to the extent in each case that they relate to the accounting for leases, shall be calculated and the Company’s compliance with such provisions shall be determined on the basis of GAAP in effect as of the date of this Credit Agreement, without giving effect to any subsequent change”

3. Amendments to Section 2 of the Credit Agreement. Section 2 of the Credit Agreement is amended as follows:

3.1 Section 2.4 of the Credit Agreement is amended by deleting it in its entirety, and (ii) replacing it with the following:

“Section 2.4 Reserved”

3.2 Section 2.5(d) of the Credit Agreement is amended by deleting it in its entirety, and (ii) replacing it with the following:

“(d) Reserved.”

4. Amendments to Section 3 of the Credit Agreement and Section 4 of the Security Agreement.

4.1 Section 3 of the Credit Agreement is hereby amended by replacing (i) existing Schedule 3.3 with new Schedule 3.3 attached hereto as Exhibit B; (ii) existing Schedule 3.12 with new Schedule 3.12 attached hereto as Exhibit C; (iii) existing Schedule 3.16 with new Schedule 3.16 attached hereto as Exhibit D; (iv) existing Schedules 3.19(a), 3.19(b) and 3.19(c) with new Schedules 3.19(a), 3.19(b) and 3.19(c), respectively, attached hereto as Exhibit E; (v) existing Schedule 3.26 with new Schedule 3.26 attached hereto as Exhibit F; and (vi) existing Schedule 3.29 with new Schedule 3.29 attached hereto as Exhibit G.

4.2 Section 4 of the Security Agreement is hereby amended by replacing existing Schedule 4(l) with new Schedule 4(l) attached hereto as Exhibit J.

5. Amendments to Section 5 of the Credit Agreement. Section 5 of the Credit Agreement is hereby amended as follows:

5.1 Section 5.9(a) of the Credit Agreement is amended by (i) deleting the reference to “3.25 to 1.0”, and (ii) replacing it with the following:

“2.75 to 1.0; provided that, as of the fiscal quarter ending June 30, 2011, the Leverage Ratio shall be less than or equal to 2.50 to 1.0.”

5.2 Section 5.9(b) of the Credit Agreement is amended by adding the following clause immediately prior to the “.” at the end thereof:

“; provided that the Project Blue Basket (as defined in clause (c) below) shall be excluded from Consolidated Capital Expenditures for purposes of calculating such Fixed Charge Coverage Ratio hereunder”

5.3 Section 5.9(c) of the Credit Agreement is amended by deleting it in its entirety, and (ii) replacing it with the following:

“(c) Consolidated Capital Expenditures. Consolidated Capital Expenditures as of the end of each fiscal year of the Company shall be less than or equal to $15,000,000 per fiscal year plus the unused amount of Consolidated Capital Expenditures under this Section 5.9(c) for the immediately preceding fiscal year (excluding any carry forward from any prior fiscal year), provided that the aggregate amount of Consolidated Capital Expenditures shall not exceed $20,000,000 in any fiscal year. An additional amount of up to $5,000,000 in the aggregate is permitted for use solely in connection with the Company’s current venture with IBM pursuant to which such parties are developing a new product (the “Project Blue Basket”). For clarity, the Project Blue Basket shall not be included in the calculation of aggregate Consolidated Capital Expenditures.”

5.4 Section 5.14 of the Credit Agreement is amended by adding the following sentence immediately prior to the first sentence of such section:

“The US Credit Parties’ main operating cash accounts shall be maintained at HSBC or as otherwise designated by HSBC, provided that, in each case, HSBC offers pricing, operational capabilities and other terms competitive with other potential providers.”

6. Amendments to Section 6 of the Credit Agreement. Section 6 of the Credit Agreement is hereby amended as follows:

6.1 by replacing existing Schedule 6.1(b) with new Schedule 6.1(b) attached hereto as Exhibit H and deeming the Indebtedness listed thereon as existing as of the Closing Date, solely for the purpose of Section 6.1(b).

7. Fees. The Company shall pay to Lender fees as follows: (i) an amount equal to 0.50% of the Revolving Commitment Amount (the “Upfront Fee”), and (ii) $15,000 as an amendment fee in consideration for Lender’s consent to this Amendment (the “Amendment Fee”).

8. Representations and Warranties. The Credit Parties hereby represent and warrant to the Agent and Lender as follows:

8.1 Corporate Existence; Compliance with Law. Each of the Credit Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent applicable under such laws), (b) has the requisite power and authority and the legal right to own and operate all its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified to conduct business and in good standing (to the extent applicable) under the laws of (i) the jurisdiction of its organization, (ii) the jurisdiction where its chief executive office is located and (iii) each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify or be in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the business or operations of the Credit Parties and their Subsidiaries in such jurisdiction and (d) is in compliance with all Requirements of Law, government permits and government licenses except to the extent that the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.2 No Change. Since June 30, 2010, there has been no development or event which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

8.3 Corporate Power; Authorization; Enforceable Obligations. Each of the Credit Parties has full power and authority and the legal right to make, deliver and perform this Amendment and the other Credit Documents to which it is party and has taken all necessary limited liability company or corporate action to authorize the execution, delivery and performance by it of this Amendment and the other Credit Documents to which it is party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery or performance of this Amendment or any other Credit Document by the Credit Parties (other than those that have been obtained) or with the validity or enforceability of this Amendment or any other Credit Document against the Credit Parties (except such filings as are necessary in connection with the perfection of the Liens created by this Amendment or such other Credit Documents). This Amendment and each other Credit Document to which it is a party has been duly executed and delivered on behalf of each Credit Party. This Amendment and each other Credit Document to which it is a party constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

8.4 No Legal Bar; No Default. The execution, delivery and performance of this Amendment and the other Credit Documents, the borrowings hereunder and thereunder and the use of the proceeds of the Loans will not violate any material Requirement of Law or any material Contractual Obligation of any Credit Party (except those as to which waivers or consents have been obtained), and will not result in, or require, the creation or imposition of any Lien on any Credit Party’s properties or revenues pursuant to any Requirement of Law or Contractual Obligation other than the Liens arising under or contemplated in connection with this Amendment and the other Credit Documents. No Credit Party is in default under or with respect to any of its Contractual Obligations to the extent such default could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

8.5 Credit Agreement. Before and after giving effect to this Amendment, the representations and warranties of the Credit Parties contained in the Credit Agreement (as modified by Section 4 hereof) and other Credit Documents are true and correct in all material respects (if not qualified as to materiality or Material Adverse Effect) or in any respect (if so qualified) on and as of the date of this Amendment as though made at and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (if not qualified as to materiality or Material Adverse Effect) or in any respect (if so qualified) as of such earlier date.

9. Conditions Precedent to the effectiveness of this Amendment. The effectiveness of this Amendment is subject to Agent’s receipt of the items set forth on the checklist attached hereto as Exhibit A.

10. Ratification. Except as otherwise expressly provided hereunder, the Credit Agreement, the other Credit Documents and all documents, instruments and agreements related thereto as hereby ratified and confirmed in all respects and shall continue in full force and effect. The Credit Parties hereby confirm and ratify that all security interests granted to Agent pursuant to the Security Documents to secure, inter alia, the Credit Party Obligations, remain binding and in full force and effect before and after giving effect to this Amendment. This Amendment and the Credit Agreement as previously amended shall hereafter be ready and construed as a single document.

11. Miscellaneous.

11.1 Counterparts. This Amendment may be executed by the parties hereto in several counterparts hereof and by the different parties hereto on separate counterparts hereof, all of which counterparts shall together constitute one and the same agreement. Delivery of an executed signature page of this Amendment by telecopy or PDF shall be effective as an in-hand delivery of an original executed counterpart hereof.

11.2 Severability. If any provision of this Amendment or any other Credit Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.3 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THEREOF.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as a sealed instrument by their duly authorized representatives, all as of the day and year first above written.

BORROWERS:

LIONBRIDGE TECHNOLOGIES, INC.,

a Delaware corporation

By:	/s/ Donald Muir

	Name: Title:	Donald Muir Chief Financial Officer

LIONBRIDGE INTERNATIONAL FINANCE LIMITED,

a Company formed under the laws of Ireland

By:	/s/ Tina Wang

	Name: Title:	Tina Wang Director

With respect to the foregoing Amendment, each of the US Guarantors acknowledges, accepts and agrees that the provisions of Article X of the Credit Agreement remain binding and in full force and effect with respect to the Credit Agreement as amended hereby. Nothing contained in this Amendment shall affect or alter the US Guaranty (as defined in the Credit Agreement) of the US Guarantors. In addition, each US Guarantor confirms that its guaranty of the Credit Party Obligations pursuant to the Credit Documents remains binding in full force and effect before and after giving effect to this Amendment, and further confirms and ratifies that all security interests granted to Agent pursuant to the Security Documents to secure, inter alia, the Credit Party Obligations, remain binding and in full force and effect before and after giving effect to this Amendment.

US GUARANTORS:		VERITEST, INC.,

a Delaware corporation
By: /s/ Donald Muir

	Name: Title:	Donald Muir Chief Financial Officer

LIONBRIDGE US, INC.,

a Delaware corporation

By: /s/ Donald Muir

Name: Title:	Donald Muir Chief Financial Officer

LIONBRIDGE GLOBAL SOLUTIONS II, INC.,

a New York corporation

By: /s/ Donald Muir

Name: Title:	Donald Muir Chief Financial Officer

LIONBRIDGE GLOBAL SOLUTIONS FEDERAL, INC.,

a Delaware corporation

By: /s/Margaret A. Shukur

Name: Title:	Margaret A. Shukur Secretary

LIONBRIDGE GLOBAL SOURCING SOLUTIONS, INC.

By:	/s/ Rory J. Cowan

	Name: Title:	Rory J. Cowan President

With respect to the foregoing Amendment, each of the Foreign Guarantors acknowledges, accepts and agrees that the provisions of Article XI of the Credit Agreement remain binding and in full force and effect with respect to the Credit Agreement as amended hereby. Nothing contained in this Amendment shall affect or alter the Foreign Guaranty (as defined in the Credit Agreement) of the Foreign Guarantors. In addition, each Foreign Guarantor confirms that its guaranty of the Credit Party Obligations pursuant to the Credit Documents remains binding in full force and effect before and after giving effect to this Amendment, and further confirms and ratifies that all security interests granted to Agent pursuant to the Security Documents to secure, inter alia, the Credit Party Obligations, remain binding and in full force and effect before and after giving effect to this Amendment.

FOREIGN GUARANTORS:

LIONBRIDGE INTERNATIONAL,
a company formed under the laws of Ireland

By:	/s/ Rory J. Cowan

Name: Title:	Rory J. Cowan Director

LIONBRIDGE LUXEMBOURG S.a.r.l.,

a company formed under the laws of Luxembourg

By: /s/ Paul Kohout

Name: Title:	Paul Kohout Type A Director

Acknowledged, accepted and agreed:

HSBC BANK USA, NATIONAL ASSOCIATION,

as Administrative Agent and as Lender

By:	/s/ Manuel Burgueno

	Name:	Manuel Burgueno

Title: Vice President